Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered		Proposed Maximum Aggregate Offering Price(1)(2)(3)		Amount of Registration Fee
Units, each consisting of one ordinary share, no par value, and one Warrant	$		$
(1) Ordinary shares included as part of the Units		—		—	(4)
(2) Warrants included as part of the Units		—		—	(4)
Representative’s warrants to purchase ordinary shares(5)	$		$
Ordinary shares issuable upon exercise of the Warrants	$		$
Ordinary shares issuable upon exercise of the representative’s warrants(6)	$		$
Total		$10,000,000		$927.00

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on an estimate of the proposed maximum offering price.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes the aggregate offering price of additional ordinary shares and/or warrants to purchase ordinary shares that may be acquired by the underwriters to cover the option to purchase additional securities, if any.
(4)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.
(5)	No fee required pursuant to Rule 457(g) under the Securities Act.
(6)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have calculated the proposed maximum aggregate offering price of the ordinary shares underlying the representative’s warrants assuming that such warrants are exercisable at a price per ordinary share equal to 125% of the initial public offering price per Unit.